Issuer Free Writing Prospectus

Filed Pursuant to Rule 433

Registration Statement No. 333-204635-17

Supplementing the Preliminary Prospectus Supplement dated June 2, 2015 and the Prospectus dated June 2, 2015

PRICING TERM SHEET

DuPont Fabros Technology, L.P.

$250,000,000 5.625% Senior Notes due 2023

June 4, 2015

This pricing term sheet supplements the preliminary prospectus supplement of the issuer dated June 2, 2015, relating to its prospectus dated June 2, 2015.

Issuer:	DuPont Fabros Technology, L.P.

Securities:	5.625% Senior Notes due 2023

Principal Amount:	$250,000,000

Trade Date:	June 4, 2015

Settlement Date:	June 9, 2015 (T+3)

Maturity:	June 15, 2023

Interest Payment Dates:	June 15 and December 15, commencing December 15, 2015

Record Dates:	June 1 and December 1

Public Offering Price:	99.205%

Coupon:	5.625%

Yield to Maturity:	5.750%

Optional Redemption:	On or after the following dates at the following prices: June 15, 2018: 104.219% June 15, 2019: 102.813% June 15, 2020: 101.406% June 15, 2021 and thereafter: 100.000%

Make Whole Call:	Prior to June 15, 2018, at T+50 bp

Equity Clawback:	On or prior to June 15, 2018: at 105.625%

CUSIP:	26613T AF7
ISIN:	US26613TAF75

Ratings*:	Moody’s: Ba1 S&P: BB

Denominations:	$2,000 minimum; $1,000 increments

Joint Book-Running Managers:	SunTrust Robinson Humphrey, Inc. Goldman, Sachs & Co. KeyBanc Capital Markets Inc. RBC Capital Markets, LLC Regions Securities LLC Stifel, Nicolaus & Company, Incorporated

Co-Managers:	TD Securities (USA) LLC

* Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

The issuer has filed a registration statement (including a prospectus) (File No. 333-204635-17) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by contacting SunTrust Robinson Humphrey, Inc. at 303 Peachtree Street, Atlanta, GA 30308, Attn: Prospectus Dept., by calling (800) 685-4786, or by e-mail at STRHdocs@SunTrust.com, by contacting Goldman, Sachs & Co. at 200 West Street, New York, NY 10282, Attn: Prospectus Department, by calling 866-471-2526, or by e-mail at prospectus-ny@ny.email.gs.com, by contacting KeyBanc Capital Markets Inc. at 127 Public Square, 4th Floor, Cleveland, Ohio 44114, Attn: Debt Capital Markets, by calling (866) 227-6479, or by e-mail at Debt_Capital_Markets@KeyBank.com, by contacting RBC Capital Markets, LLC at 3 World Financial Center, 200 Vesey Street, 10th Floor, New York, NY 10281, Attn: High Yield Capital Markets, by calling 877-280-1299, or by e-mail at CM-USA-PROSPECTUS@rbc.com, by contacting Regions Securities LLC at 1180 West Peachtree Street NW, Suite 1400, Atlanta, Georgia 30309, Attn: Corporate and Leveraged Finance, by calling 404-279-7400, or by contacting Stifel, Nicolaus & Company, Incorporated at 787 7th Avenue, 11th Floor, New York, NY 10019, Attn: James Steinlage, Stifel Debt Capital Markets, by calling 212-847-6675, or by e-mail at steinlagej@stifel.com.

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